Exhibit 99.1

NEWS RELEASE

Contacts:
Cindy Resman	Jeff Warren
Public Relations	Investor Relations
763-505-2601	763-505-2696

MEDTRONIC ELECTS PREETHA REDDY TO THE BOARD OF DIRECTORS

MINNEAPOLIS –– Sept. 21, 2012 –– Medtronic, Inc. (NYSE: MDT) today announced that its Board of Directors unanimously voted to elect Preetha Reddy, managing director of Apollo Hospitals Enterprise Limited, a division of the Apollo Group, which is one of the largest hospital groups in Asia, to the board as an independent director.

In addition to her work as the managing director of Apollo Hospitals, Ms. Reddy has been prominent in industry and Indian government efforts to advance important health care issues. In 2009, the Prime Minister of India appointed her to serve on the Indo-U.S. CEOs Forum and the Indo-Malaysia CEOs Forum, think tanks created to strengthen bilateral cooperation and trade. Ms. Reddy is a member of the Wipro Business Leadership Council, a governing board member of XLRI Jamshedpur, a leading management institution in India, and a senior vice president of the All India Management Association.

“We are delighted that Preetha Reddy will join our Board of Directors. Preetha is one of the world’s true pioneers in bringing high-quality health care to patients in India and other emerging markets. She will be a valued adviser as we focus on globalizing our Company and developing innovative therapies that provide both clinical and economic value,” said Omar Ishrak, Medtronic chairman and chief executive officer.

ABOUT MEDTRONIC

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology –– alleviating pain, restoring health and extending life for millions of people around the world.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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